UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 8, 2012

DIGITAL RIVER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-24643	41-1901640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10380 Bren Road West, Minnetonka, MN 55343

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code): (952) 253-1234

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 8, 2012, Digital River, Inc. (“Digital River”) and Microsoft Corporation (“Microsoft”) entered into, in the ordinary course of business, the Third Omnibus Amendment to the Microsoft Operations Digital Distribution Agreement (the “Third Omnibus Amendment”). The Third Omnibus Amendment extends the term of Microsoft Operations Digital Distribution Agreement to a date no earlier than March 1, 2014. Additionally, the Third Omnibus Amendment contemplates the expansion of the business relationship whereby Digital River and its affiliated companies may build, host and manage the Microsoft Store, an e-commerce store that supports the sale and fulfillment of Microsoft and third party software as well as consumer electronics products, to customers throughout the world. The Third Omnibus Amendment contemplates Digital River providing e-commerce services in connection with Microsoft Store on a global basis in addition to Digital River maintaining and expanding its role as a reseller of Microsoft products via Digital River’s existing online stores in addition to new stores offering physical media.

Item 7.01	Regulation FD Disclosure

On May 8, 2012, Digital River management reiterated previously issued annual financial guidance. For the full year ending December 31, 2012, management currently expects:

•	Revenue to be in the range of $402 to $409 million;

•	GAAP EPS to be in the range of $0.54 and $0.64 per diluted share; and

•	non-GAAP EPS to be in the range of $1.20 to $1.28 per diluted share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL RIVER, INC.

By:	/s/ Stefan B. Schulz
Name:	Stefan B. Schulz
Title:	Chief Financial Officer

Date: May 9, 2012